Exhibit 12


                          SOUTH JERSEY INDUSTRIES, INC.
         Calculation of Ratio of Earnings from Continuing Operations to
                       Fixed Charges (Before Income Taxes)
                                 (IN THOUSANDS)



                                                               Fiscal Year Ended December 31,
                                  --------------------------------------------------------------------------------------

                                       2004            2003            2002           2001           2000         1999
                                  --------------------------------------------------------------------------------------

Net Income*                           $42,973        $34,553         $29,412        $26,869         $24,741     $21,962

Income Taxes                           29,079         23,596          20,404         19,295          18,711      16,418

Fixed Charges**                        21,273         23,016          22,675         24,101          24,392      24,300

Capitalized Interest                     (700)        (2,400)         (1,941)          (500)            (26)       (390)
                                  --------------------------------------------------------------------------------------


Total Available                       $92,625        $78,765         $70,550        $69,765         $67,818     $62,290
                                  ======================================================================================



Total Available                          4.4x           3.4x            3.1x           2.9x            2.8x        2.6x
--------------------------
Fixed Charges





 *  Net Income from Continuing Operations.

** Includes interest and preferred dividend requirement of a subsidiary. Preferred dividend requirement totalled $135,000 in 2004 (rentals are not material).